# Delaware

The First State

*I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NUBIA BRAND INTERNATIONAL CORP.", FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF DECEMBER, A.D. 2023, AT 3:25 O`CLOCK P.M.*

Jeffrey W. Bullock, Secretary of State

5998708 8100
SR# 20234242117

Authentication: 204831909
Date: 12-15-23

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:25 PM 12/15/2023
FILED 03:25 PM 12/15/2023
SR 20234242117 - File Number 5998708

# SECOND CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NUBIA BRAND INTERNATIONAL CORP.

Nubia Brand International Corp., a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware (the "***DGCL***"), does hereby certify:

1. The name of the corporation is Nubia Brand International Corp. The corporation was originally incorporated pursuant to the DGCL on June 14, 2021.

2. The date of filing of the corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 14, 2021 and the date of filing the corporation's Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was March 10, 2022 (as amended on June 14, 2023, the "***Amended and Restated Certificate of Incorporation***").

3. The Board of Directors of the corporation has duly adopted resolutions setting forth proposed amendments to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the corporation and its stockholders and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:

**RESOLVED**, that Section 9.1(b) of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

"(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters' over-allotment option) and certain other amounts specified in the Corporation's registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the "SEC") on September 27, 2021, as amended (the "Registration Statement"), shall be deposited in a trust account (the "Trust Account"), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $100,000 interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open) (the "Deadline Date") and (iii) the redemption of shares in connection with a vote seeking (a) to modify the substance or timing of the Corporation's obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or amendments to this Amended and Restated Certificate prior thereto or to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (b) with respect to any other provisions relating to stockholders' rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the "Offering Shares") (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as "Public Stockholders."

**RESOLVED**, that Section 9.1(c) of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety.

**RESOLVED**, that Section 4.3(b)(i) of Article IV of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced by the following:

"(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the "Initial Conversion Ratio") by the holder, in its sole discretion, prior to the closing of the Business Combination."

4. That thereafter, said amendment was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the DGCL.

**IN WITNESS WHEREOF**, the corporation has caused this Certificate of Amendment to be signed this day of December 15, 2023.

Jaymes Winters

Name: Jaymes Winters

Title: Chief Executive Officer